EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement of Bell Atlantic Corporation on this Form S-3 of our report dated February 9, 1998 on our audits of the consolidated financial statements of Bell Atlantic Corporation and its subsidiaries as of December 31, 1997 and December 31, 1996, and for each of the three years in the period ended December 31, 1997, which report is included in the Current Report on Form 8-K dated March 13, 1998. We also consent to the reference to our firm under the caption "Independent Accountants and Counsel" in this Registration Statement.

/s/ Coopers & Lybrand L.L.P.

1301 Avenue of the Americas
New York, NY 10019
March 17, 1998